    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 10, 2000

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        VOICESTREAM WIRELESS CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                                        91-1983600
(State or other jurisdiction                            (IRS Employer
of incorporation or organization)                     Identification No.)

--------------------------------------------------------------------------------
                              12920 SE 38TH STREET
                           BELLEVUE, WASHINGTON 98006
                                 (425) 378-4000
                   (Address, including zip code, and telephone
              number including area code, of registrant's principal
                                executive office)
                    ----------------------------------------
                              ALAN R. BENDER, ESQ.
                              12920 SE 38TH STREET
                           BELLEVUE, WASHINGTON 98006
                                 (425) 378-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
--------------------------------------------------------------------------------

                        Copies of all communications to:

                                 Richard B. Dodd
                               Margaret C. Inouye
                            Preston Gates & Ellis LLP
                          701 Fifth Avenue, Suite 5000
                         Seattle, Washington 98104-7078
                    ----------------------------------------

================================================================================

        Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        CALCULATION OF REGISTRATION FEE*

=================================================================================================================
Title of each class of                            Proposed maximum       Proposed maximum
   securities to be          Amount to be        offering price per     aggregate offering          Amount of
      registered              registered               share*                 price*            registration fee*
-----------------------------------------------------------------------------------------------------------------
Common Stock par value
         $.001              7,912,866 shares           $114.75            $908,001,373.50           $239,712
=================================================================================================================


        * Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on November 10, 2000, as reported on the Nasdaq Stock Market.


                 The Index to Exhibits is located at Page II-6.

                                   PROSPECTUS

                        VOICESTREAM WIRELESS CORPORATION
                        7,912,866 Shares of Common Stock
                    ----------------------------------------

        This prospectus is part of a registration statement that covers 7,912,866 shares of our common stock. These shares may be offered and sold from time to time by the selling shareholders. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock, which we estimate to be $256,712.

        The common stock is traded on the Nasdaq Stock Market under the symbol VSTR. The average of the high and low prices of the common stock as reported on the Nasdaq Stock Market on November 10, 2000 was $114.75 per share.

        Investing in our common stock involves risk. Please see "Risk Factors" beginning on page 5.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                -------------------------------------------------
                The date of this prospectus is November 10, 2000.

                                TABLE OF CONTENTS

THE COMPANY.................................................................  3

RISK FACTORS................................................................  4

FORWARD-LOOKING STATEMENTS.................................................. 10

USE OF PROCEEDS............................................................. 10

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION............................... 10

LEGAL MATTERS............................................................... 12

EXPERTS..................................................................... 12

WHERE YOU CAN FIND MORE INFORMATION......................................... 12


        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

        THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

        YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                                   THE COMPANY

        VoiceStream is a leading provider of wireless telecommunications services in the United States. VoiceStream, together with joint ventures in which it holds interests, has licenses to provide service to over 220 million people and operating systems from New York to Hawaii. VoiceStream serves approximately 2.6 million subscribers as of the second quarter of 2000. With licenses in 23 of the 25 largest markets in the United States, VoiceStream is one of the major providers of wireless telecommunications services in the United States. VoiceStream is the largest provider of personal communications service using GSM technology in the United States.

        VoiceStream was incorporated in June 1999 as a Delaware corporation to act as the parent company for business combinations involving its predecessor, now named "VS Washington Corporation." Prior to May 3, 1999, VS Washington was an 80.1%-owned subsidiary of Western Wireless Corporation. The remaining 19.9% was owned by Hutchison Telecommunications PCS (USA) Limited, a subsidiary of Hutchison Whampoa Limited, a Hong Kong company. On May 3, 1999, VS Washington was formally separated in a spin-off transaction from Western Wireless's other operations. In the first half of 2000, VoiceStream acquired Omnipoint Corporation and Aerial Communications, Inc., substantially increasing VoiceStream's geographic coverage. A significant part of VoiceStream's business is conducted through joint ventures with Cook Inlet Region, Inc., in which VoiceStream holds a non-controlling equity interest.

                          CERTAIN MATERIAL DEVELOPMENTS

ACQUISITION OF VOICESTREAM BY DEUTSCHE TELEKOM

        On July 23, 2000, VoiceStream announced that it had entered into a definitive merger agreement with Deutsche Telekom AG. If the merger is completed, VoiceStream will become a wholly-owned subsidiary of Deutsche Telekom, and holders of VoiceStream common stock will become entitled to receive a combination of $30 in cash and 3.2 Deutsche Telekom shares for each of their shares of VoiceStream common stock, subject to certain adjustments. In lieu of that combination, VoiceStream's shareholders may elect to receive either 3.7647 Deutsche Telekom shares or $200 in cash for each of their shares of VoiceStream common stock; however, both of those elections will be subject to proration and adjustment.

        The completion of the Deutsche Telekom/VoiceStream merger is subject to regulatory approvals and other customary conditions, including the approval of VoiceStream's shareholders. Certain VoiceStream shareholders that beneficially owned in the aggregate more than 50% of the outstanding VoiceStream common stock on the date of the Deutsche Telekom/VoiceStream merger agreement entered into agreements with Deutsche Telekom in which they agreed, among other things, to vote their shares in favor of the merger.

INVESTMENT IN VOICESTREAM BY DEUTSCHE TELEKOM

        In a separate transaction, on July 23, 2000 Deutsche Telekom agreed to purchase, for $5 billion, 3,906,250 shares of a new class of VoiceStream convertible voting preferred stock having a liquidation preference of $1280 per share. This purchase was completed on September 6, 2000. If the Deutsche Telekom/VoiceStream merger agreement is terminated before the Deutsche Telekom/Voicestream merger is completed, the convertible voting preferred stock will become convertible into VoiceStream common stock at $160 per share. Prior to conversion, the convertible voting preferred stock votes together with the VoiceStream common stock as a single class and has one vote per share. VoiceStream also granted Deutsche Telekom the right to purchase its pro rata amount of certain subsequent issuances of equity securities in order to permit Deutsche Telekom to maintain its percentage ownership of VoiceStream, and Deutsche Telekom has agreed, in the event that the Deutsche Telekom/VoiceStream merger agreement is terminated before the Deutsche Telekom/VoiceStream merger is completed, to a standstill limiting its ownership of VoiceStream to 33% in the first two years after September 6, 2000, 36% in the third year and 40% in the fourth and fifth years.

ACQUISITION OF POWERTEL BY VOICESTREAM

        On August 26, 2000, VoiceStream entered into a definitive merger agreement with Powertel, Inc. If the VoiceStream/Powertel merger is completed, Powertel will become a wholly-owned subsidiary of VoiceStream, and each share of Powertel common stock will be converted into the right to receive a number of shares of VoiceStream's common stock determined as follows: (i) 0.75 of a share of VoiceStream common stock if the average closing price of the VoiceStream common stock prior to the closing date of the VoiceStream/Powertel merger is $113.33 or below; (ii) 0.65 of a share of VoiceStream common stock if the VoiceStream average closing price is $130.77 or above; and (iii) if the VoiceStream average closing price is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the VoiceStream average closing price. Each share of Powertel preferred stock will be converted into the right to receive a number of shares of VoiceStream common stock determined as if the Powertel preferred stock were converted into Powertel common stock plus, with respect to Powertel's Series E preferred stock and Series F preferred stock, the number of shares of Powertel common stock that represent accrued or declared but unpaid dividends on that preferred stock.

        The completion of the VoiceStream/Powertel merger is subject to regulatory approvals and other customary conditions, including the approval of VoiceStream and Powertel shareholders. Certain VoiceStream shareholders that beneficially owned in the aggregate more than 50% of the outstanding VoiceStream common stock on the date of the VoiceStream/Powertel merger agreement entered into agreements with Powertel in which they agreed, among other things, to vote their shares in favor of the VoiceStream/Powertel merger. Certain Powertel shareholders beneficially owning in the aggregate more than 50% of the outstanding Powertel common stock as of the date of the VoiceStream/Powertel merger agreement entered into agreements with VoiceStream in which they have agreed, among other things, to vote their shares in favor of the VoiceStream/Powertel merger.

        At the same time as it entered into the VoiceStream/Powertel Agreement, Powertel also entered into a merger agreement with Deutsche Telekom, which, if consummated, will result in Powertel becoming a wholly-owned subsidiary of Deutsche Telekom. If the merger of Deutsche Telekom and VoiceStream is consummated, the VoiceStream/Powertel merger agreement will terminate automatically. If the Deutsche Telekom/VoiceStream merger agreement is terminated, the Deutsche Telekom/Powertel merger agreement will terminate automatically and VoiceStream would expect to complete the VoiceStream/Powertel merger

        Our principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006, our telephone number is (425) 378-4000, and we maintain a website on the Internet at www.voicestream.com. Information on our website is not a part of this prospectus.

                                  RISK FACTORS

        The risks of an investment in our common stock will be influenced by which, if any, of the transactions described above is finalized. The risk factors that follow are grouped according to the three possible scenarios:

        - the general risks that apply to an investment in VoiceStream's shares regardless of whether the transactions with Deutsche Telekom and/or Powertel are consummated;

        - risk factors relating to the Deutsche Telekom/VoiceStream merger (which also include the Deutsche Telekom/Powertel merger); and

        - risk factors relating to the VoiceStream/Powertel merger (assuming the Deutsche Telekom/VoiceStream merger does not close).

RISKS AFFECTING VOICESTREAM GENERALLY

        You should consider the following factors before deciding to purchase VoiceStream common stock. These risks apply to an investment in VoiceStream common stock whether or not any of the transactions with Deutsche Telekom and/or Powertel occurs.

VOICESTREAM IS HIGHLY LEVERAGED, WHICH MAY LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS TO MEET OUR CAPITAL REQUIREMENTS

        Our level of debt could affect our ability to build out our systems and develop new systems. Without sufficient funds, we may have to delay or abandon some or all of our plans to participate in upcoming FCC license auctions and/or our planned build-out, which could materially limit our ability to compete in the wireless telecommunications industry. Our level of debt and the incurrence of additional debt could have other consequences, such as requiring us to dedicate a greater portion of our cash flow from operations to paying principal and interest and limiting our flexibility to react competitively to changes in the wireless telecommunications industry.

WE FACE INTENSE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO GROW OUR SUBSCRIBER BASE AND REVENUES

        We compete with providers of PCS, cellular, and other wireless telecommunications services. Under the current rules of the FCC, up to six PCS licensees and two cellular licensees, as well as digital specialized mobile radio licensees, may operate in each geographic area. Proposed or future rules may increase the number of licenses available. With so many companies targeting many of the same customers, competition is intense. We compete against AT&T Wireless Services, Inc., Verizon Wireless Inc., Nextel Communications, Inc., SBC Communications, Sprint Corp. (PCS Group), and US West Wireless LLC, among others. Many of these competitors have substantially greater financial resources than we do, and several operate in multiple segments of the industry. AT&T Wireless, Nextel and Sprint PCS operate substantially nationwide networks and Verizon, among others, through joint ventures and affiliation arrangements, operates or plans to operate substantially nationwide wireless systems. As a result of such competition, we cannot assure you that we will be able successfully to attract and retain customers and grow our subscriber base and revenues.

WE HAVE SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW AND MAY NOT BECOME PROFITABLE

        We sustained operating losses of approximately $383 million for the six months ended June 30, 2000, and $323 million ($1.35 billion pro forma giving effect to the Omnipoint and Aerial transactions) in fiscal 1999, $205 million in fiscal 1998 and $197 million in fiscal 1997. At June 30, 2000, we had an accumulated deficit of $1.68 billion and equity, net of accumulated deficit, of $8.1 billion. We expect to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while we continue to develop and construct our systems and grow our subscriber base. We cannot assure you that we will achieve or sustain profitability or positive cash flow from operating activities in the future or that we will generate sufficient cash flow to service current or future debt requirements.

THERE IS A RISK THAT OUR EXPANSION WILL BE CONSTRAINED BECAUSE OUR ABILITY TO EXPAND AND PROVIDE SERVICE NATIONALLY IS LIMITED BY OUR ABILITY TO OBTAIN FCC LICENSES

        We have obtained licenses for markets in FCC auctions or from the winning bidders or their successors, but nevertheless do not have licenses covering the entire United States. Our ability to expand is limited to those markets where we have obtained or can obtain licenses with sufficient spectrum to provide PCS service, or where we economically can become resellers of service. Because there are a limited number of licenses available, and because resale agreements require mutual consent of the incumbent PCS license holders, there is a risk that we may not be able to obtain the licenses we need for expansion. The rules and regulations governing the issuance and possession of FCC licenses may change, and there can be no guarantee that such changes would not have an adverse effect on our business.

WE ARE AT RISK OF LOSING COVERAGE IN CERTAIN MARKETS BECAUSE WE HAVE ENTERED INTO JOINT VENTURES THAT WE DO NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS

        When implementing the PCS licensing scheme in the United States, the FCC adopted rules that granted certain "designated entities" the right to bid for and own C and F Block licenses. Recently, the FCC has removed eligibility restrictions for certain licenses in future entrepreneur auctions and has allowed for the assignment or transfer of control of all C and F Block licenses to a non-designated entity under certain circumstances. Because we do not qualify to obtain and hold some C and F Block licenses, in order to continue expansion of service, we obtained 49.9% minority interests in joint ventures controlled by Cook Inlet Region, Inc. Each of these ventures is qualified to obtain licenses that we cannot directly obtain. Through reseller and other contractual arrangements between VoiceStream and the joint ventures, our customers are able to obtain service in the ventures' territories. In all markets where the joint ventures operate, we are at risk because Cook Inlet is in control and can choose to operate independently of us. If these joint venture entities determine to operate independently, our ability to compete on a national scale may be adversely affected.

THERE IS A RISK THAT THE JOINT VENTURE ENTITIES IN WHICH WE HOLD INTERESTS COULD LOSE LICENSES AS A RESULT OF COURT PROCEEDINGS

        All of the C Block licenses held by Cook Inlet entities could be affected by U.S. AirWaves, Inc. v. FCC, which is pending in the U.S. Court of Appeals for the D.C. Circuit. U.S. AirWaves participated in the original C Block auction, which concluded on May 6, 1996, but withdrew after the bids exceeded the maximum prices it was willing to pay. U.S. AirWaves is now seeking judicial review of two orders in the FCC's rulemaking proceeding on payment financing for PCS licenses: the Second Report and Order and the Order on Reconsideration of the Second Report and Order (WT Docket No. 97-82). Since these orders enabled initial C Block licensees to return licenses or modify the conditions of payment, there is a remote threat that if the orders are reversed, affected licenses could be returned to the FCC for reauction. The court consolidated into this case similar petitions filed by several other parties. The case remains pending.

        Additionally, 14 C Block licenses won by Cook Inlet/VoiceStream PCS LLC and 11 C Block licenses won by Omnipoint (which was acquired by VoiceStream in the first half of 2000) and subsequently assigned to joint ventures controlled by Cook Inlet, were issued subject to the outcome of the bankruptcy proceeding of the original licensee, a subsidiary of Pocket Communications, Inc., which was conditionally granted 43 C Block licenses in 1996. Pursuant to an FCC order, the bankruptcy debtors elected to relinquish certain licenses, which subsequently were reauctioned, and the bankruptcy court issued an order making the election effective. A group of secured creditors of the debtors filed with the court a motion for reconsideration of the election order. The motion was denied, and the secured creditors appealed the denial to the United States District Court for the District of Maryland, Northern Division. Because the appeal of the election order is still pending, there is uncertainty as to the referenced C Block licenses of the Cook Inlet entities. The District Court could order the return of these licenses to the jurisdiction of the bankruptcy court. In the event that these licenses are so returned, it is unlikely that the Cook Inlet entities will be able to recoup any or all of the costs incurred by them in connection with the construction and development of systems related to such licenses.

        Loss of any license by any Cook Inlet entity will reduce or eliminate our ability to own interests in markets where the licenses are lost, thereby reducing our ability to compete with other national competitors.

CONCERNS OVER RADIO FREQUENCY EMISSIONS OR OTHER HEALTH AND SAFETY RISKS MAY DISCOURAGE USE OF WIRELESS SERVICES AND ADVERSELY AFFECT OUR BUSINESS

        Media reports have suggested that some radio frequency emissions from wireless handsets may raise various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect our business.

        Negative findings of studies concerning health and safety risks of wireless handsets could have an adverse effect on the wireless industry, our business, or the use of GSM technology. Such findings could lead to governmental regulations that may have an adverse effect on our business. Several states have proposed or enacted legislation that would limit or prohibit the use and/or possession of a mobile telephone while driving an automobile. If legislation is adopted and strictly enforced, it may have an adverse effect on our business.

IF WE LOSE ANY MEMBER OF OUR MANAGEMENT TEAM, OUR BUSINESS COULD SUFFER

        We depend on the continued services of our management team. If we fail to retain the services of any member of our senior management, our operating results may be adversely affected.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY

        The market price of our common stock could fluctuate significantly in response to various factors and events, including:

        -   the perceived prospects of the company;

        -   changes in our operating results;

        - changes in, or our failure to meet, financial estimates by securities analysts; and

        -   developments in the wireless communications industry.

        In addition, the stock market in general and wireless industry stocks in particular have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

RISK FACTORS RELATING TO THE DEUTSCHE TELEKOM/VOICESTREAM MERGER AND THE DEUTSCHE TELEKOM/POWERTEL MERGER

THE VALUE OF DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES TO BE RECEIVED MAY FLUCTUATE CONSIDERABLY

        A VoiceStream stockholder will receive a fixed number of Deutsche Telekom shares in the Deutsche Telekom/VoiceStream merger for each share of VoiceStream common stock, subject to proration and adjustment. The Deutsche Telekom/VoiceStream merger agreement does not contain a mechanism to adjust the exchange ratios in the event that the market price of the Deutsche Telekom shares declines. Therefore, because the market prices of Deutsche Telekom securities may fluctuate, the value of the consideration to be received by VoiceStream stockholders at the time of the Deutsche Telekom/VoiceStream merger will depend on the market prices at that time. The market prices of Deutsche Telekom securities at the completion of the Deutsche Telekom/VoiceStream merger may vary from their market price on the date of the Deutsche Telekom/VoiceStream merger agreement (when the exchange ratio was set). These variances may be due to a number of factors, including:

        - changes in the business, operations, or prospects of Deutsche Telekom, VoiceStream or Powertel;

        - market assessments of the likelihood of completion and timing of the Deutsche Telekom/VoiceStream merger and the Deutsche
            Telekom/Powertel merger;

        - the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulatory agencies in order to gain approval for the Deutsche Telekom/VoiceStream merger or the Deutsche Telekom/Powertel merger;

        -   general market and economic conditions and other factors; and

        -   the prospects of post-merger operations.

        VoiceStream has the right to terminate the Deutsche Telekom/VoiceStream merger agreement if the average price of Deutsche Telekom ordinary shares to be used in any tax-related adjustment to the amount of the cash merger consideration in the Deutsche Telekom/VoiceStream merger, as calculated close to the time that merger is completed, is less than 33 euros. We cannot assure you that even if the Deutsche Telekom ordinary share price falls below this level, VoiceStream will terminate the Deutsche Telekom/VoiceStream merger agreement. In this circumstance, the market price of any Deutsche Telekom ordinary shares that you receive as a VoiceStream stockholder will be less than 33 euros per Deutsche Telekom share.

        In addition, the stock market has experienced significant price and volume fluctuations. These stock market fluctuations could have a material adverse effect on the market prices of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares before the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger are completed.

        Accordingly, as a result of the fixed exchange ratios in the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger, you may receive Deutsche Telekom ADSs or Deutsche Telekom ordinary shares in the Deutsche Telekom/VoiceStream merger that are worth less at the completion of the merger than on the date of this prospectus. Any decrease in the market prices of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares before the completion of the Deutsche Telekom/VoiceStream merger and the Deutsche Telekom/Powertel merger will directly reduce the value of the stock portion of the merger consideration received by VoiceStream stockholders in the Deutsche Telekom/VoiceStream merger. Many of the factors causing fluctuations in the market prices of Deutsche Telekom ADSs and Deutsche Telekom ordinary shares, as discussed above, are beyond our control.

VOICESTREAM STOCKHOLDERS MAY RECEIVE DIFFERENT CONSIDERATION FROM WHAT THEY
ELECT

        The consideration to be received by the VoiceStream stockholders in the Deutsche Telekom/VoiceStream merger is subject to proration to preserve the limitations on the maximum amount of cash and Deutsche Telekom shares to be issued in the Deutsche Telekom/VoiceStream merger. Further, the total amount of cash to be paid may be reduced and replaced with Deutsche Telekom shares if necessary to preserve beneficial U.S. tax treatment. If the total amount of cash to be paid is reduced and replaced with Deutsche Telekom shares to preserve beneficial tax treatment, the value of the Deutsche Telekom shares delivered to VoiceStream stockholders in replacement of the cash may be less than the cash amount it replaces.

        Accordingly, holders of VoiceStream common stock may not receive the type of consideration they elect to receive in the Deutsche Telekom/VoiceStream merger. If a holder of VoiceStream common stock elects to receive all of the merger consideration in cash and the cash portion is oversubscribed, then the holder will receive a portion of the Deutsche Telekom/VoiceStream merger consideration in Deutsche Telekom shares. Similarly, if a holder elects to receive all of the merger consideration in Deutsche Telekom shares and the Deutsche Telekom share portion is oversubscribed, then the holder will receive a portion of the Deutsche Telekom/VoiceStream merger consideration in cash. Further, in all cases, if the amount of cash is reduced as a result of the tax adjustment, holders (including those making a mixed election) may receive more Deutsche Telekom shares than they elected even after accounting for proration. Such additional Deutsche Telekom shares may have a value that is less than the amount of the cash that it replaces. Finally, because the receipt of cash in the Deutsche Telekom/VoiceStream merger may be taxable to a VoiceStream stockholder, no assurance can be given that any VoiceStream stockholder can exchange VoiceStream common stock in an entirely tax-free transaction.

REGULATORS MAY IMPOSE CONDITIONS THAT REDUCE THE ANTICIPATED BENEFITS FROM THE MERGERS AND ADVERSELY AFFECT THE PRICE OF THE DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES

        As a condition to completing the Deutsche Telekom/VoiceStream merger, we must obtain the approval of various regulatory authorities, including the FCC and the Committee on Foreign Investment. Any of these entities could impose conditions or restrictions on their approvals and we cannot assure you that these approvals will be obtained without materially adverse conditions or restrictions.

        The Deutsche Telekom/VoiceStream merger may be terminated in the event that materially adverse conditions or restrictions are imposed by the regulatory authorities as a condition to the granting of their approval for that transaction. However, if such conditions or restrictions are imposed, we cannot assure you that the Deutsche Telekom/VoiceStream merger agreement will be terminated, as the case may be, or that we will not waive conditions to the completion of the merger. If we were to proceed with the Deutsche Telekom/VoiceStream merger despite the imposition of adverse conditions or restrictions, we cannot assure you that there would be no material adverse effect on Deutsche Telekom and the price of the Deutsche Telekom ADSs and Deutsche Telekom ordinary shares.

INCREASED SALES VOLUME OF THE VOICESTREAM COMMON STOCK, POWERTEL COMMON STOCK, DEUTSCHE TELEKOM ADSs, AND DEUTSCHE TELEKOM ORDINARY SHARES MAY ADVERSELY AFFECT THE MARKET PRICE FOR THE DEUTSCHE TELEKOM ADSs AND DEUTSCHE TELEKOM ORDINARY SHARES

        For a number of reasons, including those described below, stockholders of VoiceStream may sell a significant number of shares of VoiceStream common stock, Deutsche Telekom ADSs, or Deutsche Telekom ordinary shares that they will receive in the Deutsche Telekom/VoiceStream merger, and Deutsche Telekom's two largest shareholders may sell a substantial amount of Deutsche Telekom ordinary shares that they currently hold. Any of these sales could affect the market price of the Deutsche Telekom ADSs or Deutsche Telekom ordinary shares. These reasons include:

        - some U.S. mutual funds, state pension funds and other investors are not permitted to hold equity securities of non-U.S. companies;

        - some mutual funds and other investors hold shares of VoiceStream because it is included in the Nasdaq 100 Index, but Deutsche Telekom shares are not included in that index; and

        - the Federal Republic of Germany has publicly stated its intention to reduce substantially its ownership of Deutsche Telekom shares. The Federal Republic and a development bank that is 80% owned by the Federal Republic currently own in the aggregate approximately 58.2% of Deutsche Telekom's shares.

RISK FACTORS RELATING TO THE VOICESTREAM/POWERTEL MERGER

POWERTEL HAS SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW AND VOICESTREAM MAY NOT BECOME PROFITABLE FOLLOWING THE VOICESTREAM/POWERTEL MERGER

         Powertel sustained operating losses of approximately $39.6 million for the six months ended June 30, 2000, and $146 million in fiscal 1999, $172 millions in fiscal 1998 and $135 million in fiscal 1997. At June 30, 2000, Powertel had an accumulated deficit of approximately $663 million and negative equity, net of accumulated deficit, of $146 million. As set forth above, VoiceStream sustained operating losses of approximately $383 million for the six months ended June 30, 2000, and $323 million ($1.35 billion pro forma giving effect to the Omnipoint and Aerial transactions) in fiscal 1999, $205 million in fiscal 1998 and $197 million in fiscal 1997. At June 30, 2000, VoiceStream had an accumulated deficit of $1.68 billion and equity, net of accumulated deficit, of $8.1 billion. We cannot assure you that after the VoiceStream/Powertel merger VoiceStream will achieve or sustain profitability or positive cash flow from operating activities in the future or that VoiceStream will generate sufficient cash flow to service current or future debt requirements.

POWERTEL IS AT RISK OF LOSING COVERAGE IN CERTAIN MARKETS BECAUSE IT HAS ENTERED INTO JOINT VENTURES THAT IT DOES NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS

         Like VoiceStream, Powertel did not qualify to obtain C and F Block licenses. In order to continue expansion of service to Powertel customers, Powertel has agreed to obtain a 49.9% minority interest in Eliska Wireless Ventures I, Inc., which is controlled by Eliska Wireless Investors and is qualified to hold licenses that Powertel could not directly obtain. Eliska Wireless Ventures I, Inc. does not currently hold any licenses but has contractual rights to acquire C and F Block licenses from DiGiPH PCS, Inc. Powertel also has a creditor relationship with Eliska Wireless, Inc., which itself holds two designated entity licenses. It is anticipated that Powertel customers, through reseller, roaming or other contractual arrangements between Powertel and the Eliska entities, will be able to obtain service in the Eliska entities' markets. In all markets where the Eliska entities operate (or will operate following the acquisition of DiGiPH's licenses), Powertel is at risk because the Eliska entities are in control and can choose to operate independently of Powertel. If these entities choose to operate independently, Powertel's ability to compete on a regional scale and VoiceStream's ability, following completion of the merger with Powertel, to compete on a national scale may be adversely affected.

THE FCC AND OTHER REGULATORY AGENCIES MUST APPROVE THE VOICESTREAM/POWERTEL MERGER AND COULD DELAY OR REFUSE TO APPROVE THE VOICESTREAM/POWERTEL MERGER OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS OR FINANCIAL CONDITION

         The Communications Act and FCC rules require the FCC's prior approval of the transfer of control of Powertel's PCS licenses to VoiceStream. Completion of the VoiceStream/Powertel merger is conditioned, among other factors, upon grants of the requisite FCC consents becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent to the VoiceStream/Powertel merger, we cannot assure you that there will not be any post-grant challenges by private parties or actions by the FCC or the courts that would delay or prevent finality. Though the board of directors of VoiceStream, in the exercise of its business judgment, without seeking stockholder approval, may waive finality as a condition of closing, we cannot assure you that they will do so.

         We cannot assure you that the FCC will grant the application, that the FCC will grant the application without conditions, or that there will be no delay caused by the filing of a challenge to the transfer and assignment application. Conditions imposed on any licenses granted or delays in granting of the licenses could impair the value of the licenses and reduce the value of our stock, and could lead to our inability to obtain financing necessary for our growth. If we are denied a license in a market we will not be able to operate in that market unless we obtain another license or acquire a new license for that market.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, and the documents we are incorporating by reference, contain forward-looking statements that we intend to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Any document we filed or will file with the SEC also may include forward-looking statements. We have made and may in the future make other written or oral forward-looking statements. Forward-looking statements are statements that are not historical facts, and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; the impact of regulatory initiatives on our operations; our share of new and existing markets; general industry and macroeconomic growth rates and our performance relative to them and statements regarding future performance. Forward-looking statements generally are identified by the words "expects," "anticipates," "believes," "intends," "estimates," and similar expressions.

         The forward-looking statements are subject to various risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Our actual results, performances, or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements made in or incorporated by reference into this document. Accordingly, we cannot assure you that any of the events anticipated by the forward-looking statements will occur, or, if they do, what impact they will have on our results of operations and financial condition.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

         The following table sets forth, as of the date of this prospectus, with respect to the selling shareholders the shares of common stock beneficially owned by each selling shareholder that may be offered under this prospectus.

 ----------------------------------------------------------------------------------------
 Shareholder             Number of shares         Number of shares    Percent ownership
                         at date of prospectus    after sale          after sale (if >1%)
 ----------------------------------------------------------------------------------------
 Cook Inlet GSM, Inc.    7,759,803                *                   *
 ----------------------------------------------------------------------------------------
 SSPCS Corporation       153,063                  *                   *
 ----------------------------------------------------------------------------------------


        *The selling security holders may offer all, some or none of the common stock. Accordingly, no estimate can be given as to the amount of common stock that will be held by the selling shareholders upon termination of any sales.

        All of the stock offered by the selling shareholders was acquired in connection with the exchange of the selling shareholders' interests in Cook Inlet GSM Control LLC, Cook Inlet/VS GSM II PCS Holdings, LLC, and Cook Inlet/VS GSM III PCS Holdings, LLC, which are joint ventures with VoiceStream. VoiceStream is registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. VoiceStream will pay the costs and fees of registering the common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

        The selling shareholders may sell the common stock from time to time in negotiated transactions, market transactions in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their common stock through:

        - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

        - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

        - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        When selling the common stock, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

        - enter into transactions involving short sales of the common stock by broker-dealers;

        - sell common stock short themselves and deliver such stock to close out their short positions;

        - enter into option or other types of transactions that require the selling shareholder to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

        - loan or pledge the common stock to a broker-dealer, who may sell the loaned stock or, in the event of default, sell the pledged stock.

        The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

        In addition to selling their common stock under this prospectus, the selling shareholders may:

        - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the 1933 Act;

        - transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

        - sell their common stock under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                  LEGAL MATTERS

         For purposes of this offering, Preston Gates & Ellis LLP, Seattle, Washington, is giving its opinion on the validity of the common stock. As of the date of this prospectus, attorneys in Preston Gates & Ellis LLP who have worked on substantive matters for VoiceStream own in the aggregate fewer than 60,000 shares of common stock.

                                     EXPERTS

        The consolidated financial statements of VoiceStream and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated by reference in this Prospectus from VoiceStream's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in accounting and auditing in giving said reports.

        The consolidated financial statements of Omnipoint and its subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated in this Prospectus by reference to VoiceStream's Current Report on Form 8-K dated September 29, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Aerial and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Aerial's Form 10-K, incorporated into this document by reference to VoiceStream's Current Report on Form 8-K, dated March 23, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon their authority as experts in auditing and accounting in giving said reports.

        The consolidated financial statements of Powertel and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31 1999, incorporated by reference in VoiceStream's Proxy Statement/Prospectus on Form S-4 filed October 4, 2000, which is itself incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect hereto, and are included herein in reliance upon their authority as experts in auditing and accounting in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION

- GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C. (located at 450 Fifth Street, N.W., Washington D.C. 20549), New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

- STOCK MARKET. The common stock is traded as a "National Market Security" on the Nasdaq National Market. Material filed by VoiceStream can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

- INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

1.   VoiceStream's Annual Report on Form 10-K for the year ended December 31,
     1999.

2. VoiceStream's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

3. VoiceStream's Current Reports on Form 8-K filed October 11, 2000, September 29, 2000, September 8, 2000, August 31, 2000, July 28, 2000, May 16, 2000,
     May 5, 2000, March 23, 2000, and March 3, 2000.

4.   VoiceStream's Proxy Statement on Form 14A filed October 3, 2000.

5. VoiceStream's Proxy Statement/Prospectus on Form S-4 filed October 4, 2000 File number 333-47306.

6. The description of the common stock of VoiceStream, which is contained in the registration statement of VoiceStream filed on Form S-4 on January 24, 2000.

You may request free copies of these filings by writing or telephoning us at the following address:

                  VoiceStream Wireless Corporation
                  12920 SE 38th Street
                  Bellevue, Washington 98006
                  Attn: Investor Relations
                  (425) 378-4000
                  email:  investor.relations@voicestream.com

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses relating to the registration of the shares of common stock will be borne by the registrant. Such expenses are estimated to be as follows:

Registration Fee --
    Securities and Exchange Commission        $239,712
Accountants' Fees                             $  5,000
Legal Fees                                    $ 10,000
Miscellaneous                                 $  2,000
         Total                                $256,712

Item 15. Indemnification of Directors and Officers.

        VoiceStream's certificate of incorporation provides that a director of VoiceStream will not be personally liable to VoiceStream or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent required by Delaware law.

        Delaware law provides that a corporation may indemnify any officer or director who is made a party to any third party suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the officer or director:

        - acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; and

        - in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

VoiceStream's certificate of incorporation and bylaws provide that:

        - VoiceStream will indemnify its current and former directors, officers, employees and agents to the fullest extent permitted by law;

        - the indemnification will include the right to receive advance payment of any expenses incurred in connection with any proceeding in advance of final disposition of the proceeding; and

        - advance payment of any expenses will be made only upon delivery to VoiceStream of a written affirmation by the person seeking indemnification of his or her good faith belief that he or she has met the standard of conduct required to be eligible for indemnification and an undertaking to repay all amounts advanced if it is ultimately determined that he or she did not meet the required standard of conduct.

        VoiceStream is not liable to indemnify any person for amounts paid in settlement of any proceeding if the settlement was made without VoiceStream's written consent.

        VoiceStream's bylaws provide that VoiceStream must fully pay claims for indemnification and advance payment of expenses within 60 days and 20 days, respectively, of receiving a written request for payment. If VoiceStream has not done so, the person seeking indemnification or advance payment of expenses may bring suit against VoiceStream to recover the unpaid amounts of the claim. If there is a judgment against VoiceStream in such a suit, the indemnitee is also entitled to be paid his or her expenses of prosecuting that claim (to be proportionately prorated if the indemnitee is only partially successful).

        VoiceStream maintains directors' and officers' insurance.

Item 16. List of Exhibits.

        The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by VoiceStream pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  [Remainder of Page Intentionally Left Blank]

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on November 10, 2000.

                              VOICESTREAM WIRELESS CORPORATION

                              /s/ John W. Stanton
                              --------------------------------------------------
                              John W. Stanton
                              Chairman of the Board and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Stanton and Alan R. Bender, or either of them acting individually, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 10, 2000 by the following persons in the capacities and on the dates indicated.



Signature                                 Title
---------                                 -----
/s/ John W. Stanton                       Chairman of the Board, Chief Executive Officer, Director
--------------------------------          (Principal Executive Officer)
John W. Stanton


/s/ Cregg B. Baumbaugh                    Executive Vice President -- Finance, Strategy and
--------------------------------          Development (Principal Financial Officer)
Cregg B. Baumbaugh


/s/ Allyn Hebner                          Principal Accounting Officer
--------------------------------
Allyn Hebner


/s/ Robert R. Stapleton                   President and Director
--------------------------------
Robert R. Stapleton


/s/ Douglas G. Smith                      Vice Chairman and Director
--------------------------------
Douglas G. Smith


/s/ Donald Guthrie                        Vice Chairman and Director
--------------------------------
Donald Guthrie

/s/ Susan M.F. Woo Chow                   Director
--------------------------------
Susan M.F. Woo Chow


/s/ Mitchell R. Cohen                     Director
--------------------------------
Mitchell R. Cohen


/s/ Daniel J. Evans                       Director
--------------------------------
Daniel J. Evans


/s/ Richard L. Fields                     Director
--------------------------------
Richard L. Fields


/s/ Canning K.N. Fok                      Director
--------------------------------
 Canning K.N. Fok


/s/ Jonathan M. Nelson                    Director
--------------------------------
Jonathan M. Nelson


/s/ Terence M. O'Toole                    Director
--------------------------------
Terence M. O'Toole


/s/ James N. Perry, Jr.                   Director
--------------------------------
James N. Perry, Jr.


/s/ Kaj-Erik Relander                     Director
--------------------------------
Kaj-Erik Relander


/s/ James J. Ross                         Director
--------------------------------
James J. Ross


/s/ Frank J. Sixt                         Director
--------------------------------
Frank J. Sixt


/s/ Hans Snook                            Director
--------------------------------
Hans Snook

                                INDEX TO EXHIBITS

Exhibit No.                     Description                               Location
-----------                     -----------                               --------
5               Opinion of Counsel re: legality                         See attached.

23.1            Consent of Arthur Andersen LLP                          See attached.

23.2            Consent of PricewaterhouseCoopers LLP                   See attached.

23.3            Consent of Arthur Andersen LLP                          See attached.

23.4            Consent of Preston Gates & Ellis LLP                    See footnote (1)

24              Power of Attorney                                       See page II-4

--------
1        Contained within Exhibit 5.